Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 1, 2018 (except for the third paragraph of Note 1 and for Note 14, as to which the date is September 17, 2018) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-227103) and related Prospectus of Sutro Biopharma, Inc. dated September 17, 2018.

/s/ Ernst & Young LLP

Redwood City, California

September 17, 2018